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| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549

[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

Stoops                            Jeffrey                             A.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

c/o SBA Communications Corporation
5900 Broken Sound Parkway N.W.
--------------------------------------------------------------------------------
                                   (Street)

Boca Raton                            FL                             33487
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)
2.  Issuer Name and Ticker or Trading Symbol  SBA Communications Corporation
                                              (SBAC)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year                     May 2002
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    _X__ Director    _X__ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

                        Chief Executive Officer
                        and President
    ----------------------------------------------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
    __X__ Form filed by One Reporting Person
    ___ _ Form filed by More than One Reporting Person
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

-----------------------------------------------------------------------------------------------------------------------------------
1. Title             2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                   action     action          or Disposed of (D)                Securities           ship          of In-
   Security             Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)           (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                        Day/    -----------------------------------------------      End of               (D) or        ficial
                        Year)                                                        Month                Indirect      Owner-
                                 Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                              (D)                                         (Instr. 4)    (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock  05/31/02  P               85,000        A        $1,4782         754,863               I        By Limited
                                                                                                                      Partnership(1)
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock                                                                   475,542               D
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                                                                                     1,230,405               TOTAL
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
* If the form is filed by more than one Reporting Person, see Instruction
4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                          $8.00
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                         $15.25
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                         $34.69
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                         $21.95
-----------------------------------------------------------------------------------------------------------------------------
Employee Stock Options
(Right to Buy)                         $12.94           01/07/02           A         V             180,000
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date    Expira-               Amount or                      at End           Owned at      (Instr.
                               Exer-   tion          Title   Number of                      of               End of        4)
                               cisable Date                  Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                Class A
                              Immed.   12/03/09 Common Stock                                 68,459              D
------------------------------------------------------------------------------------------------------------------------------------
                                                Class A
                               (2)     12/16/09 Common Stock                                 89,180              D
------------------------------------------------------------------------------------------------------------------------------------
                                                Class A
                               (3)     01/07/06 Common Stock                                 97,500              D
------------------------------------------------------------------------------------------------------------------------------------
                                                Class A
                               (4)     07/02/06 Common Stock                                 32,500              D
------------------------------------------------------------------------------------------------------------------------------------
                                                Class A
                               (5)     01/07/12 Common Stock    180,000                     180,000              D
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
Explanation of Responses:

(1) These shares are owned by Calculated Rick Partners, L.P., a Delaware limited partnership ("CRLP"). The reporting person and his spouse control the general partner of CRLP. The reporting person disclaim beneficial ownership of the stock owned by CRLP except to the extent of his pecuniary interest therein.

(2) These options vest in accordance with the following schedule: 29,726 vested on December 29, 2000; 29,726 vested on December 31, 2001; and 29,728 vested on December 31, 2002.

(3) These options vested in accordance with the following schedule: 24,375 vested on December 31, 2001; 24,375 vest on each of December 31, 2002, 2003 and 2004.

(4) These options vest in accordance with the following schedule: 8,125 vest on each of July 3, 2002, 2003, 2004 and 2005.

(5) These options vest in accordance with the following schedule: 45,000 vest on each of January 7, 2003, 2004, 2005, and 2006.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)


   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.



          /s/ Jeffrey A. Stoops              06/05/2002
          -------------------------------  -----------------
          **Jeffrey A. Stoops                   Date